                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                               eXcelon Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    300691102
                  ---------------------------------------------
                                 (CUSIP Number)


                               September 26, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /    Rule 13d-1(b)

     /x/    Rule 13d-1(c)

     / /    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 300691102                    13G                          Page 2 of 11

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         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

         Insight Capital Partners III, L.P......................................

--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)...........................................................

                  (b) X.........................................................

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         3.       SEC Use Only..................................................

--------------------------------------------------------------------------------

         4. Citizenship or Place of Organization: Insight Capital Partners III, L.P. is organized under the laws of the State of
                  Delaware......................................................

--------------------------------------------------------------------------------
 Number of
 Shares Bene-         5.   Sole Voting Power           2,382,975
 ficially Owned by
 Each Reporting
 Person With:
                      ----------------------------------------------------------

                      6.   Shared Voting Power         3,390,984

                      ----------------------------------------------------------

                      7.   Sole Dispositive Power      2,382,975

                      ----------------------------------------------------------

                      8.   Shared Dispositive Power    3,390,984

--------------------------------------------------------------------------------

         9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                       3,390,984

--------------------------------------------------------------------------------

         10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) ................................................

--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (9)   5.9%..........

--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)   PN..................

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


CUSIP No. 300691102                    13G                          Page 3 of 11

--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

         Insight Capital Partners III (Co-Investors), L.P.......................

--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)...........................................................

                  (b) X.........................................................

--------------------------------------------------------------------------------

         3.       SEC Use Only..................................................

--------------------------------------------------------------------------------

         4. Citizenship or Place of Organization: Insight Capital Partners III (Co-Investors), L.P. is organized under the laws of the
                  State of Delaware.............................................

--------------------------------------------------------------------------------
 Number of
 Shares Bene-         5.   Sole Voting Power             417,703
 ficially Owned by
 Each Reporting
 Person With:
                      ----------------------------------------------------------

                      6.   Shared Voting Power         3,390,984

                      ----------------------------------------------------------

                      7.   Sole Dispositive Power        417,703

                      ----------------------------------------------------------

                      8.   Shared Dispositive Power    3,390,984

--------------------------------------------------------------------------------

         9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                       3,390,984

--------------------------------------------------------------------------------

         10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) ................................................

--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (9)   5.9%..........

--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)   PN..................

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


CUSIP No. 300691102                    13G                          Page 4 of 11

--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

         Insight Capital Partners (Cayman) III, L.P.............................

--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)...........................................................

                  (b) X.........................................................

--------------------------------------------------------------------------------

         3.       SEC Use Only..................................................

--------------------------------------------------------------------------------

         4. Citizenship or Place of Organization: Insight Capital Partners (Cayman) III, L.P. is organized under the laws of the Cayman
                  Islands.......................................................

--------------------------------------------------------------------------------
 Number of
 Shares Bene-         5.   Sole Voting Power             590,306
 ficially Owned by
 Each Reporting
 Person With:
                      ----------------------------------------------------------

                      6.   Shared Voting Power         3,390,984

                      ----------------------------------------------------------

                      7.   Sole Dispositive Power        590,306

                      ----------------------------------------------------------

                      8.   Shared Dispositive Power    3,390,984

--------------------------------------------------------------------------------

         9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                       3,390,984

--------------------------------------------------------------------------------

         10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) ................................................

--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (9)   5.9%..........

--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)   PN..................

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


CUSIP No. 300691102                    13G                          Page 5 of 11

--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

         Insight Venture Management, Inc. ......................................

--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)...........................................................

                  (b) X.........................................................

--------------------------------------------------------------------------------

         3.       SEC Use Only..................................................

--------------------------------------------------------------------------------

         4. Citizenship or Place of Organization: Insight Venture Management, Inc. is organized under the laws of the State of
                  Delaware......................................................

--------------------------------------------------------------------------------
 Number of
 Shares Bene-         5.   Sole Voting Power              31,292
 ficially Owned by
 Each Reporting
 Person With:
                      ----------------------------------------------------------

                      6.   Shared Voting Power            0

                      ----------------------------------------------------------

                      7.   Sole Dispositive Power         31,292

                      ----------------------------------------------------------

                      8.   Shared Dispositive Power       0

--------------------------------------------------------------------------------

         9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                          31,292

--------------------------------------------------------------------------------

         10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) ................................................

--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (9)   0.1%..........

--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)   CO..................

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


CUSIP No. 300691102                    13G                          Page 6 of 11


Item 1.

(a)      Name of Issuer:
         ---------------

         eXcelon Corporation


(b)      Address of Issuer's Principal Executives Offices:
         ------------------------------------------------

         25 Mall Road, Burlington Massachusetts 01803


Item 2.

(a)      Name of Person Filing:

         Insight Capital Partners III, L.P.
         Insight Capital Partners III (Co-Investors), L.P.
         Insight Capital Partners (Cayman) III, L.P.
         Insight Venture Management, Inc.

         See additional information contained in Exhibit 2(a) attached hereto and incorporated herein by reference.


(b)      Address of Principal Business Office, or if none, Residence:
         ------------------------------------------------------------

         680 Fifth Avenue, 8th Floor, New York, NY 10019


(c)      Citizenship:
         ------------

         Delaware


(d)      Title and Class of Securities (of Issuer):
         ------------------------------------------

         Common Stock


(e)      CUSIP Number:
         -------------

         300691102


Item 3. If this statement is filed pursuant to sections 240.13d-1(b), or sections 240.13d-2(b) or (c), check whether the person filing is a:

         N/A


Item 4. Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


(a)      Amount Beneficially Owned:
         --------------------------
         Insight Capital Partners III, L.P.:                  3,390,984  (as of October 5, 2001)
         Insight Capital Partners III (Co-Investors), L.P.:   3,390,984  (as of October 5, 2001)
         Insight Capital Partners III (Cayman), L.P.:         3,390,984  (as of October 5, 2001)
         Insight Venture Management, Inc.:                    31,292     (as of October 5, 2001)

CUSIP No. 300691102                    13G                          Page 7 of 11

(b)      Percentage of Class:
         --------------------
         Insight Capital Partners III, L.P.:                  5.9% (as of October 5, 2001)
         Insight Capital Partners III (Co-Investors), L.P.:   5.9% (as of October 5, 2001)
         Insight Capital Partners III (Cayman), L.P.:         5.9% (as of October 5, 2001)
         Insight Venture Management, Inc.:                    0.1% (as of October 5, 2001)


CUSIP No. 300691102                    13G                          Page 8 of 11


(c)      Number of shares as to which such person has:
         ---------------------------------------------

                  Sole power to vote or to direct the vote:

(i)               Insight Capital Partners III, L.P.:                           2,382,975
                  Insight Capital Partners III (Co-Investors), L.P.:              417,703
                  Insight Capital Partners (Cayman) III, L.P.:                    590,306
                  Insight Venture Management, Inc.:                                31,292

                  Shared power to vote or to direct the vote:

(ii)              Insight Capital Partners III, L.P.:                           3,390,984
                  Insight Capital Partners III (Co-Investors), L.P.:            3,390,984
                  Insight Capital Partners (Cayman) III, L.P.:                  3,390,984
                  Insight Venture Management, Inc.:                                     0

                  Sole power to dispose or to direct the disposition of:

(iii)             Insight Capital Partners III, L.P.:                           2,382,975
                  Insight Capital Partners III (Co-Investors), L.P.:              417,703
                  Insight Capital Partners (Cayman) III, L.P.:                    590,306
                  Insight Venture Management, Inc.:                                31,292

                  Shared power to dispose or to direct the disposition of:

(iv)              Insight Capital Partners III, L.P.:                           3,390,984
                  Insight Capital Partners III (Co-Investors), L.P.:            3,390,984
                  Insight Capital Partners (Cayman) III, L.P.:                  3,390,984
                  Insight Venture Management, Inc.:                                     0


     See additional information contained in Exhibit 4(a) attached hereto and incorporated herein by reference.


Item 5. Ownership of Five Percent or Less of a Class

     N/A


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     N/A


Item 8. Identification and Classification of Members of the Group

     N/A


Item 9. Notice of Dissolution of Group

     N/A


Item 10. Certification

     By signing below, each of the undersigned certifies that to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                    INSIGHT CAPITAL PARTNERS III, L.P.


                                    By: Insight Venture Associates, III, LLC
                                        its General Partner


                                    By: /s/ Jeffrey Horing
                                       ----------------------------------------
                                        Name:   Jeffrey Horing
                                        Title:  Managing Member

                                        Date:   October 5, 2001


                                    INSIGHT CAPITAL PARTNERS III
                                      (CO-INVESTORS), L.P.

                                    By: Insight Venture Associates, III, LLC
                                        its General Partner


                                    By: /s/ Jeffrey Horing
                                       ----------------------------------------
                                        Name:   Jeffrey Horing
                                        Title:  Managing Member

                                        Date:   October 5, 2001


                                    INSIGHT CAPITAL PARTNERS (CAYMAN) III, L.P.


                                    By: Insight Venture Associates, III, LLC
                                        its General Partner


                                    By: /s/ Jeffrey Horing
                                       ----------------------------------------
                                        Name:   Jeffrey Horing
                                        Title:  Managing Member

                                        Date:   October 5, 2001



                                    INSIGHT VENTURE MANAGEMENT, INC.


                                    By: /s/ Jeffrey Horing
                                       ----------------------------------------
                                        Name:   Jeffrey Horing
                                        Title:  President

                                        Date:   October 5, 2001